CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The  Board  of  Directors
MacDermid,  Incorporated:


We consent to incorporation by reference in the Registration Statement No. 333-89185 dated October 15, 1999 on Form S-8 of MacDermid, Incorporated Profit Sharing and Employee Stock Ownership Plan of our report dated April 9, 2004, relating to the statements of net assets available for plan benefits of the MacDermid, Incorporated Profit Sharing and Employee Stock Ownership Plan as of December 31, 2003 and 2002, and the related statements of changes in net assets available for plan benefits for the years ended December 31, 2003 and 2002, and the supplemental schedule, which report appears in the December 31, 2003 annual report on Form 11-K of MacDermid, Incorporated Profit Sharing and Employee Stock Ownership Plan.




Hartford,  Connecticut
June  28,  2004